SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                      Fair, Isaac and Company, Incorporated
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 3, 1998


To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Fair, Isaac and Company, Incorporated (the "Company") will be held at 9:30 A.M., P.S.T., on Tuesday, February 3, 1998, at Fair, Isaac's Conference Center, 111 Smith Ranch Road, San Rafael, California, for the following purposes:

1.       To  elect   directors  to  serve  until  the  1999  Annual  Meeting  of
         Stockholders and thereafter until their successors are elected and qualified.

2. To approve amendments to the Company's 1992 Long-term Incentive Plan as described in the accompanying proxy statement.

3.       To ratify the appointment of the independent auditors of the Company.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on Friday, December 5, 1997, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's offices, 111 Smith Ranch Road, San Rafael, California, at least 10 days before the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.


                                             Sincerely,

                                             Peter L. McCorkell
                                             Senior Vice President and Secretary

San Rafael, California
December 31, 1997

--------------------------------------------------------------------------------
Your Vote is Important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

Proxy Statement

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair, Isaac and Company, Incorporated (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, February 3, 1998, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1997, which includes the Company's financial statements as of September 30, 1997, accompanies this Proxy Statement. Stockholders may obtain a copy of the Company's Annual Report on Form 10-K and a list of the exhibits thereto without charge by written request to Peter L. McCorkell, Corporate Secretary, 120 North Redwood Drive, San Rafael, CA 94903. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about December 31, 1997.

Proxy Solicitation

     The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR the election of the nine nominees for director listed in this Proxy Statement, FOR the proposed amendments to the Company's 1992 Long-term Incentive Plan, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's auditors for the current fiscal year.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained Skinner & Co. to assist in the solicitation of proxies at a cost of $3,500 plus normal out-of-pocket expenses.

Outstanding Shares and Voting Rights

     Only stockholders of record at the close of business on December 5, 1997 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were 13,507,887 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), issued and outstanding, excluding 12,008 shares of Common Stock held as treasury stock by the Company. The shares held as treasury stock are not entitled to be voted. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting subject to the provisions regarding cumulative voting in the election of directors as described below. A plurality of the votes cast is required for the election of the nine nominees for director listed in this Proxy Statement, and a majority of the votes cast is required to approve the proposed amendments to the Company's 1992 Long-term Incentive Plan and to ratify the appointment of KPMG Peat Marwick LLP as the company's auditors for the current fiscal year. Abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld do not constitute abstentions.

     In the election of the directors, each stockholder is entitled to one vote per share multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or may distribute them among the number of directors to be voted for, or for any two or more of them as the stockholder may see fit; provided, however, that no stockholder shall be entitled so to cumulate votes unless such candidate's or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

Election of Directors
Nominees

     There are currently nine directors. The Board of Directors has nominated the following persons, all of whom currently are serving as directors, for election as directors to serve until the 1999 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

     A. George Battle, Director. Mr. Battle was elected a director in August, 1996. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen and Andersen Consulting. Mr. Battle's last position at Andersen Consulting was Managing Partner, Market Development. In that role he was responsible for Andersen Consulting's worldwide industry activities, its Change

Management and Strategic Services offerings, and worldwide marketing and advertising. He served as a Presidential Exchange Executive with the United States Department of Health, Education and Welfare during 1975-1976. Mr. Battle is a Senior Fellow of the Aspen Institute and a director of PeopleSoft, Inc., Barra, Inc., and Alaska Travel Adventures. He is also past President of the Board of Trustees of the Berkeley Repertory Theatre, Chairman of the Board of the Head Royce School and a national trustee of the Marcus A. Foster Educational Institute. Mr. Battle received a degree in economics from Dartmouth College and an M.B.A. from the Stanford University Business School. Mr. Battle is 53 years old.

     Bryant J. Brooks, Jr., Director. Mr. Brooks was elected a director in February 1989. Since 1975 Mr. Brooks has been an independent financial consultant in San Francisco, California, specializing in the valuation of the securities of privately held companies. He provided such services for the Company's Employee Stock Ownership Plan prior to the Company's initial public offering in July 1987. From 1968 to 1974, he was the president of Boothe Computer Investment Corporation and its successor, Bay Equities, Inc. Prior to that he held a number of financial and management positions in other companies. He is currently a director of McGrath RentCorp of San Lorenzo, California. Mr. Brooks received a B.S. in Economics from Yale University in 1950 and an M.B.A. from Harvard in 1955. Mr. Brooks is 70 years old.

     H. Robert Heller, Director and Executive Vice President. Dr. Heller was elected a director in February 1994 and an Executive Vice President of the Company in September 1996. He was President of International Payments Institute from December 1994 to September 1996. He was President and Chief Executive Officer of Visa U.S.A., Inc. from 1991 to 1993, and an Executive Vice President of Visa International from 1989 to 1991. He served as a member of the Board of Governors of the Federal Reserve System from 1986 to 1989. Prior to that, Dr. Heller held positions with the Bank of America and the International Monetary Fund and taught economics at the University of California, Los Angeles, and the University of Hawaii. He holds an M.A. in Economics from the University of Minnesota and a Ph.D. in Economics from the University of California, Berkeley. Dr. Heller is 57 years old.

     Guy R. Henshaw, Director. Mr. Henshaw was elected a director in February 1994. He is currently Managing Director of Henshaw, Vierra, L.L.C. From November 1992 to April 1996 he was Chairman of Payday, The Payroll Company, and was its Chief Executive Officer from March 1993 to April 1996. He served as a Director of Payday from 1989 to 1996. From 1984 to 1992 he was President, Chief Financial Officer and a Director of Civic BanCorp and Treasurer and a Director of the CivicBank of Commerce. Prior to that, Mr. Henshaw held positions with the Bank of America and Security National Bank. He holds a B.A. in Economics from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Henshaw is 51 years old.

     David S. P. Hopkins, Director. Dr. Hopkins was elected a director in August 1994. He is Director of Health Information Improvement at the Pacific Business Group on Health, a non-profit coalition of 32 large private and public sector employers. From January 1995 until November 1996, he was an independent consultant in health care. Prior to that, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. From 1971 to 1993 he held a number of senior management positions at Stanford University and its University Hospital, Medical Center and Medical School. A graduate of Harvard University, he earned both his Ph.D. in operations research and his M.S. in statistics at Stanford University. Dr. Hopkins is 54 years old.

     Robert M. Oliver, Chairman of the Board of Directors. Dr. Oliver has been a director of the Company since December 1986 and was elected Chairman of the Board in January 1996. He was a Professor of Engineering Science in the College of Engineering, University of California, Berkeley, from 1960 until his retirement in January 1993. He is also a Director, Trustee and Chairman of the Board of the AnSer Corporation of Arlington, Virginia, and is a former member and President of the Board of Directors of the Berkeley Repertory Theater. He received his Ph.D. in Physics and Operations Research from the Massachusetts Institute of Technology in 1957, following a year as a Fulbright Scholar at the University of London. He has served as the President of the Operations Research Society of America and was the recipient of the Lanchester Prize, the senior award in the field of Operations Research. Dr. Oliver is 66 years old.

     Larry E. Rosenberger, Director, President and Chief Executive Officer. Mr. Rosenberger has been employed by the Company since 1974 and was elected a director in December 1983. In December 1977 Mr. Rosenberger was named a Vice President, in June 1983 he was named a Senior Vice President, and in January 1985 he became an Executive Vice President. In March 1991 he was named President and Chief Executive Officer. He received a B.S. in Physics from the Massachusetts Institute of Technology, and an M.S. in Physics, an M.S. in Operations Research and an M. Eng. in Operations Research from the University of California, Berkeley. Mr. Rosenberger is 51 years old.

     Robert D. Sanderson, Director. Dr. Sanderson was elected a director in March 1977. He was employed by the Company from 1969 until his retirement as an officer of the Company effective September 30, 1995. He was elected a Vice President in May 1974, a Senior Vice President in June 1983, an Executive Vice President in January 1985 and Chief Operating Officer in February 1989. On November 1, 1995 he was appointed a director of TF International, LLC, a joint venture between the Company and Trans Union Corporation. He received a B.S. degree in Mathematics at Cornell University and an M.S. and a Ph.D. in Industrial Engineering and Operations Research from the University of California, Berkeley. Dr. Sanderson is 54 years old.

     John D. Woldrich, Director, Executive Vice President and Chief Operating Officer. Mr. Woldrich joined the Company in 1972 and was elected a director in December 1983. Mr. Woldrich was named a Vice President in December 1977, a Senior Vice President in June 1983, an Executive Vice President in January 1985 and Chief Operating Officer effective August 1, 1995. Prior to August 1, 1995, Mr. Woldrich was in charge of the Company's Marketing and New Business Development Division. Mr. Woldrich has a B.S. in Electrical Engineering from the University of Santa Clara and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Woldrich is 54 years old.

     If any nominee is unable or declines to serve (a contingency which the Company does not now foresee), the proxies in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy or the size of the Board may be reduced accordingly.

     Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders at which the directors are elected and serve until their successors are elected and qualified. There are no family relationships between any of the directors, nominees for director and any executive officer.

Board and Committee Meetings

     The Company has standing audit and compensation committees of the Board of Directors.

     The audit committee  consists of Bryant J. Brooks, Guy R. Henshaw and David
S. P. Hopkins. The audit committee monitors the effectiveness of the audit conducted by the Company's independent auditors and of the Company's internal financial and accounting controls, and reports its findings to the Board of Directors. The committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the audit committee without the presence of management. The audit committee held four meetings during fiscal 1997.

     The compensation committee consists of Bryant J. Brooks, Guy R. Henshaw and
A. George Battle. This committee determines all aspects of the compensation of the Company's executive officers. This Committee also administers the Company's 1992 Long-term Incentive Plan. The compensation committee held seven meetings in fiscal 1997.

     During the past fiscal year, there were four regular meetings and five special meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate number of all board meetings and meetings of committees on which he served during fiscal 1997.

Stock Ownership

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 5, 1997, by (i) each of the Company's directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and (iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of its Common Stock. The number of shares shown for each of Inger J. Fair, Christian I. Fair, Ellen I. Fair and Erik E. Fair include the same 1,595,621 shares held in trust as described in footnote 2 to the table.

Stock Ownership Table

                                                         Beneficial Ownership(1)
Directors, Nominees, Executive Officers                  ---------------------
and 5% Stockholders                                      Number         Percent
--------------------------------------------------------------------------------
Inger J. Fair(2)                                       1,595,621         11.8%
     120 North Redwood Drive
     San Rafael, CA 94903

Christian I. Fair(2)                                   1,742,265         12.9%
     120 North Redwood Drive
     San Rafael, CA 94903

Ellen I. Fair(2)                                       1,765,477         13.1%
     120 North Redwood Drive
     San Rafael, CA 94903

Erik E. Fair(2)                                        1,783,062         13.2%
     120 North Redwood Drive
     San Rafael, CA 94903

Judith W. Isaac(3)                                     1,830,210         13.5%
     5 Capilano Drive
     Novato, CA 94947

Peter L. McCorkell, Patricia Cole                        947,677          7.0%
and John Waller,
     Trustees for Fair Isaac Employee Stock
     Ownership Trust
     120 North Redwood Drive
     San Rafael, CA 94903

Robert D. Sanderson(4)                                   393,079          2.9%
Larry E. Rosenberger(4)                                  281,753          2.1%
John D. Woldrich(4)                                      119,054             *
Patrick G. Culhane(4)                                     28,536             *
Barrett B. Roach(4)                                        8,600             *
H. Robert Heller(5)                                       26,000             *
A. George Battle(6)                                        2,733             *
Bryant J. Brooks(7)                                       18,000             *
Guy R. Henshaw(7)                                         17,000             *
David S. P. Hopkins(7)                                    17,000             *
Robert M. Oliver(8)                                       51,000             *
All executive officers and directors as
     a group (16 persons)(4), (9)                      1,460,253         9.25%

------------------
*        Represents  holdings of less than one percent of the Outstanding Common
         Stock.

(1) To the Company's knowledge the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Includes 1,595,621 shares held by Inger J. Fair and her adult children as co-trustees and as beneficiaries of The William Rodden Fair and Inger Johanne Fair Revocable Trust, Trust A under The William and Inger Fair Trust Agreement dated 3/8/86, Trust B Exempt under the William and Inger Fair Trust Agreement dated 3/20/86 and Trust B Non-Exempt under the William and Inger Fair Trust Agreement dated 3/28/86. Christian I. Fair, Ellen I. Fair and Erik E. Fair each disclaim beneficial interest in the shares held by the trust except to the extent of such person's pecuniary interest in such trust.

(3) Does not include 263,433 shares held directly by Mrs. Isaac's adult children nor 119,880 shares held by Mrs. Isaac as trustee for her adult children. Mrs. Isaac disclaims beneficial ownership of such shares. Includes 247,500 shares held as co-trustee (with F. L. Adams) and as beneficiary under a trust.

(4) Includes the shares allocated to such individual's account under the Company's Employee Stock Ownership Plan (amounts have been rounded to the nearest share). Shares allocated to the accounts of listed individuals are also included in the total shown for the Trustees of the Employee Stock Ownership Trust.

(5)      Includes options for 26,000 shares.

(6) Includes options for 2,000 shares. Also includes 300 shares held by Mr. Battle's son who resides with him and includes 100 shares held by his sister for whom he has dispositive power. Mr. Battle disclaims beneficial ownership of such shares.

(7)      Includes options for 17,000 shares.

(8) Includes 2,000 shares held in an Individual Retirement Account ("IRA") for Dr. Oliver, 4,000 shares held in an IRA by his wife, 7,000 shares held jointly by Dr. Oliver and his wife, 37,000 shares held as trustee and as beneficiary under a trust, and options for 1,000 shares.

(9) Includes shares included in notes (4), (5), (6), (7) and (8) above, including a total of 268,513 shares subject to exercisable options.

Compensation of Directors and Executive Officers
Directors' Compensation

     Non-employee directors other than the Chairman are currently compensated at the rate of $12,000 per year plus $1,000 for each Board meeting attended. The Chairman is currently compensated at the rate of $100,000 per year for services as Chairman and other consulting work, plus $2,000 for each Board meeting attended. All non-employee directors other than the Chairman are paid $250 per hour for committee meetings and other special assignments. See also below under "Director Consulting Arrangements."

     Under the Company's 1992 Long-term Incentive Plan as amended and restated effective November 21, 1995, members of the Board of Directors who are not employees of the Company ("Outside Directors") currently receive a grant of 10,000 nonqualified stock options (the "Initial Grant") upon election as an Outside Director and a grant of nonqualified options for 1,000 shares on the date of the annual meeting provided such person has been an Outside Director since the prior annual meeting (the "Annual Grant"). The exercise price of all such options is equal to the fair market value of Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of such person's election as a director and expire ten years after grant. Annual Grants vest one year after grant and expire five years after grant. All such options granted to an Outside Director are also exercisable in full in the event of the termination of such Outside Director's service because of death, total and permanent disability or voluntary retirement at or after age 65, or a change in control with respect to the Company.

Compensation of Executive Officers

     The following table sets forth the cash and non-cash compensation awarded to, earned by or paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the last fiscal year.

Summary Compensation Table

                                                                                                Long-Term Compensation
                                                    Annual Compensation                ------------------------------------------
                                                 -------------------------             Awards         Payouts
                                                                                       ------         -------
                                                                                     Securities      Long-term
                                                                                     Underlying    Incentive Plan      All Other
Name                                  Year          Salary           Bonus(1)         Options       Payouts(2)     Compensation(3)
------------------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                  1997         $212,500         $137,856           30,000         $292,152         $ 14,712
President and Chief                   1996          202,500          146,250           27,500          369,869           21,788
Executive Officer                     1995          193,750          133,760                0          315,008           18,920

John D. Woldrich                      1997         $202,500         $110,285           27,500         $218,591         $ 14,709
Executive Vice                        1996          195,000          117,000           25,000          266,460           21,260
President  and Chief                  1995          158,750           94,240                0          233,773           18,852
Operating Officer

Patrick G. Culhane                    1997         $191,250         $ 98,298           25,000         $ 79,427         $ 14,742
Executive Vice                        1996          180,000          111,150           20,000           73,680           17,973
President                             1995          134,375          199,366           20,000           65,532           15,658

H. Robert Heller                      1997         $180,000         $ 91,105           50,000         $  2,644         $  3,553
Executive Vice                        1996           15,000            9,263           50,000                0                0
President                             1995                0                0                0                0                0

Barrett B. Roach                      1997         $168,250         $ 56,821           15,000         $140,809         $ 14,697
Executive Vice                        1996          161,000           66,690           15,000          113,894           17,365
President                             1995          153,750           65,056           20,000           67,136           14,651


(1) Represents the portion of amounts accrued under the Company's Officers' Incentive Plan which is paid in cash shortly after the end of the fiscal year in which earned, and amounts paid shortly after year-end under other incentive plans. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

                                                                                                                                   9



(2)      Payments  under the Company's  Officers'  Incentive  Plan for shares of
         "phantom stock" awarded in prior years. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

(3) Represents the value of employer contributions to the Company's 401(k) Plans, employer contributions to the Company's Supplemental Retirement and Savings Plan, and employer contributions and other allocations to the Company's Employee Stock Ownership Plan. For fiscal 1997, employer 401(k) contributions were $2,469, $2,466, $2,499, $1,169 and $2,454 for
         Messrs. Rosenberger, Woldrich, Culhane, Heller and Roach, respectively; the value of ESOP contributions and allocations were $4,743 for each of Messrs. Rosenberger, Woldrich, Culhane and Roach, (no ESOP contribution was allocated to Mr. Heller); and the value of Company contributions to the Supplemental Retirement and Savings Plan was $7,500 for each of Messrs. Rosenberger, Woldrich, Culhane and Roach, and $2,384 for Mr. Heller.


Option/SAR Grants in Last Fiscal Year

                                                          Individual Grants
                                       -------------------------------------------------------
                                                                                                         Potential Realizable Value
                                         Number of     % of Total                                        at Assumed Annual Rates of
                                        Securities       Options                                          Stock Price Appreciation
                                        Underlying      Granted to                                            for Option Term(3)
                                          Options        Employees   Exercise Price  Expiration        -----------------------------
Name                                      Granted      in Fiscal Year   per share       Date                5%                 10%
------------------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                      30,0001           5.2%       $   38.25      3/10/07          $  721,657         $1,828,819
John D. Woldrich                          27,5001           4.7%       $   38.25      3/10/07          $  661,519         $1,676,418
Patrick G. Culhane                        25,0001           4.3%       $   38.25      3/10/07          $  601,380         $1,524,016
H. Robert Heller                          50,0002           8.6%       $   35.75     10/14/06          $1,124,149         $2,848,815
Barrett B. Roach                          15,0001           2.6%       $   38.25      3/10/07          $  360,828         $  914,410

(1)      Granted at fair market value and exercisable in full on March 31, 2000.

(2) Granted at fair market value and exercisable in full on October 14, 2001.

(3) Assuming 5% and 10% compounded annual appreciation of the stock price over the terms of the option, the price of a share of Common Stock would be $62.31 and $99.21, respectively, on March 10, 2007 and $58.23 and $92.73, respectively on October 14, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                              Number of Securities
                                                                              Underlying Unexercised    Value of Unexercised In-the-
                                               Shares                           Options at FY-End         Money Options at FY-End(2)
                                              Acquired         Value            -----------------         ------------------------
Name                                         on Exercise     Realized(1)   Exercisable    Unexercisable   Exercisable Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                               0        $      0               0        57,500        $      0        $554,687
John D. Woldrich                                   0        $      0               0        52,500        $      0        $505,625
Patrick G. Culhane                             7,540        $168,708          12,460        65,000        $386,260        $921,250
H. Robert Heller                                   0        $      0          26,000        90,000        $517,125        $595,000
Barrett B. Roach                              12,460        $271,037           7,540        50,000        $233,740        $793,125

(1) Equal to the market value of the Company's Common Stock on the date the options were exercised, less the exercise price.

(2) Based on the closing prices of the Company's Common Stock as reported by the New York Stock Exchange for September 30, 1997 ($44.25), less the exercise price.


Long-Term Incentive Plans--Awards in Last Fiscal Year

                                                    Number of       Period Until
Name                                                Shares(1)         Payout(2)
--------------------------------------------------------------------------------
Larry E. Rosenberger                                  3,115            4 Years
John D. Woldrich                                      2,492            4 Years
Patrick G. Culhane                                    2,221            4 Years
H. Robert Heller                                      2,058            4 Years
Barrett B. Roach                                      1,284            4 Years

(1) Shares of "phantom stock" awarded for fiscal 1997 pursuant to the Company's Officers' Incentive Plan. The number of shares is equal to half of the officer's total incentive award for fiscal 1997 divided by the closing price of the stock on the award date ($44.25 at September 30, 1997). See the description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below. Shares of phantom stock are converted into cash at the payout dates at the closing price for the Company's Common Stock on the payout date.

(2) The shares of phantom stock will be converted to cash in 25 percent increments as of September 30 in each of the four years following the fiscal year for which they were accrued provided the recipient is still employed by the Company.

Pension Plan

     Employees of the Company (not including those of its subsidiary, DynaMark, Inc.), including officers and directors who are employees, participate in the Fair Isaac Pension Plan (the "Pension Plan") after completing one year of service. Subject to certain age and service requirements, participants in the Pension Plan accrue a right to a retirement income payable monthly for life. The annual benefit is equal to 0.60% of "Final Average Compensation" up to $15,000 plus 1.20% of Final Average Compensation in excess of $15,000, multiplied by years of service up to a maximum of 35 years. "Final Average Compensation" means the highest average compensation for five consecutive years during the last ten years of employment. Compensation includes all amounts paid for services. If benefit payments commence between age 55 (the earliest permissible age) and age 65, the amount is actuarially discounted; if benefits commence after age 65, the amount is actuarially increased. The Pension Plan also provides various forms of survivor benefits for a participant's beneficiary and for optional forms of payment with equal actuarial value, including a lump sum.

     The following table illustrates the estimated annual benefits payable upon retirement to an employee in the specified compensation and years of credited service classifications shown, assuming that the benefits commence at age 65 and are payable in the normal form. These calculations are straight-life annuity amounts based on current plan formulae and are not reduced by any Social
Security offsets.

                                                           Years of Credited Service
                                    -----------------------------------------------------------------------
        Final Average
        Compensation                   15           20           25            30           35         40
                                    --------     ---------    ---------    ---------    ---------    ------

          $150,000                   $25,650       $34,200      $42,750      $51,300      $59,850     64,350

                                                                                                             11



          $175,000                    30,150        40,200       50,250       60,300       70,350       75,600
          $200,000                    34,650        46,200       57,750       69,300       80,850       86,850
          $225,000                    39,150        52,200       65,250       78,300       91,350       98,100
          $250,000                    43,650        58,200       72,750       87,300      101,850      109,350
          $275,000                    48,150        64,200       80,250       96,300      112,350      120,600
          $300,000                    52,650        70,200       87,750      105,300      122,850      131,850


     The number of years of service credited to each of the named executives as of September 30, 1997 was as follows: Mr. Rosenberger, 22 years; Mr. Woldrich, 24 years; Mr. Culhane, 11 years; Mr. Heller, 1 year and Mr. Roach, 4 years.

     The benefits shown in the foregoing table are based on the current formula applied to all credited service. "Grandfather" provisions related to the prior formula may result in larger benefits attributable to service credited prior to 1995. The Internal Revenue Code limits the amount of compensation which may be taken into account for purposes of determining benefits from a tax-qualified plan (such as the Fair Isaac Pension Plan). The current limit is $160,000. Current law provides that this limit will increase with increases in the Consumer Price Index.

Director Consulting Arrangements

     The Company has an agreement with Dr. Oliver under which he has agreed to make himself available to the Company approximately 1,000 hours per year at the rate of $100,000 per year for so long as he remains Chairman of the Company's Board of Directors. The term of the agreement began January 1, 1996 and continues indefinitely until terminated.

Compensation Committee Interlocks and Insider Participation

     A. George Battle, Bryant J. Brooks and Guy R. Henshaw served as the members of the Company's Compensation Committee for the fiscal year ended September 30, 1997. Messrs. Battle, Brooks, and Henshaw are non-employee Directors of the Company and had no other relationship with the Company for the fiscal year ended September 30, 1997. None of the Executive Officers of the Company had any "interlock" relationships to report during the fiscal year ended September 30, 1997.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee determines all aspects of the compensation of the Company's executive officers, and also administers the Company's 1992 Long-term Incentive Plan under which grants of stock options or restricted stock may be awarded to any employee.

     The compensation of David M. LaCross, the President of the Company's Risk Management Technologies subsidiary, is determined in accordance with the terms of an employment agreement entered into with Mr. LaCross in connection with the

Company's acquisition of Risk Management Technologies in July 1997 and thus was not reviewed by the Compensation Committee.

     The primary objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain well qualified executives, to structure their compensation packages so that a significant portion is tied to achieving targets for revenue growth and operating margin, and to align their interests with those of the Company's stockholders through the use of stock-based compensation.

     The Company's executive compensation program consists of three main components: annual base salary, participation in the Company's Officers' Incentive Plan, and the opportunity to receive awards of stock options or restricted stock. The executive officers are eligible for the same benefits available generally to the Company's employees, including group health and life insurance and participation in the Company's pension, employee stock ownership and 401(k) plans. The Company also maintains a Supplemental Retirement and Savings Plan for the benefit of certain highly compensated employees, including most executive officers.

Annual Base Salary

     The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the Chief Executive Officer. The same principles are applied in setting the salaries of all officers to ensure that salaries are equitably established. Salaries are determined annually by considering the officer's duties and responsibilities within the Company and business unit, the officer's ability to impact the operations and profitability of the Company, and the officer's experience and past performance.

Officer Incentive Plan

     Substantially all of the Company's employees participate in incentive plans based on the Company's performance with respect to goals for revenue growth and operating margin set by the Board of Directors for each fiscal year. An incentive compensation target amount is determined for each participant at the beginning of the fiscal year. The ratio of incentive plan target to base salary increases with the level of the employee's responsibilities and ranges from four percent for non-exempt employees to more than 50 percent for the Chief Executive Officer. The Compensation Committee sets the incentive compensation targets for each of the executive officers. Compensation increases for executive officers in recent years have primarily resulted from increases in incentive plan targets, reflecting the Committee's emphasis on performance-based pay. After the conclusion of the fiscal year, the target amount for each participant is multiplied by a factor based on the Company's actual performance with respect to the revenue growth and operating margin goals previously established by the Board to establish his or her incentive award for the year. Through fiscal 1997, revenue growth and operating margins were equally weighted in determining incentive awards. For 1998, operating margin will receive three times the weight given to revenue growth. Awards can range from zero to three times the target amount.

     All officers receive 50 percent of their incentive awards in cash shortly after the end of the fiscal year. The remaining 50 percent is paid in the form of shares of "phantom stock" based on the market price of the Company's Common Stock at the end of the fiscal year. Those shares of phantom stock are converted to cash payments, in 25 percent increments, at the end of each of the succeeding four fiscal years (assuming the officer remains employed by the Company), based on the market price of the Company's stock at the end of each of those years.

Options and Restricted Stock

     The Committee may award options to purchase the Company's Common Stock or shares of restricted stock to any employee, including the executive officers, under the Company's 1992 Long-term Incentive Plan. The exercise price for all options granted under this Plan must be at least equal to the fair market value of the shares on the date of grant. In addition to the level of responsibility and performance of the recipient, the Committee takes previous grants of options and restricted stock into consideration in making such awards. Awards of options were made to Messrs. Rosenberger, Woldrich, Culhane, Heller and Roach in fiscal 1997 and are reflected in the table entitled Option/SAR Grants in Last Fiscal Year.

Limits on Tax-Deductible Compensation

     The Committee believes that it is highly unlikely that the combination of base salary, Officer Incentive Plan cash awards, and payments for shares of phantom stock for any executive officer would exceed $1 million in any year and currently has no plans to amend the officers' incentive plan to ensure deductibility for federal tax purposes of any "excess" amounts. The Committee believes that the 1992 Long-term Incentive Plan meets the rules currently in effect so that compensation arising from the exercise of options granted under that plan will be deductible by the Company. The Committee believes it is highly unlikely that any combination of grants of restricted stock that will be awarded under that plan and other compensation will exceed $1 million for a single individual in any given year.

CEO Compensation

     The amounts of Mr. Rosenberger's base salary and incentive plan target are established by the Compensation Committee using the criteria discussed above. Mr. Rosenberger's base salary for fiscal 1997 was $212,500, compared with a base salary of $202,500 for fiscal 1996. His incentive plan target for fiscal 1997 was $143,750 which represented an increase of $22,500 over 1996. Because the Company's revenue growth of 28 percent and operating margin of 18.9 percent substantially exceeded the goals set by the Board for 1997, Mr. Rosenberger's total incentive award for the year was $275,712. Of that amount, 50 percent was paid in cash shortly after the end of the year and is shown in the Summary Compensation Table under the column captioned "Annual Compensation; Bonus." The remainder was awarded in the form of shares of "phantom stock" as explained above which will become payable in 25 percent increments after each of the four years ending September 30, 1998 through 2001, based on the stock price on those dates. Amounts shown under the caption "Long-term Incentive Plan Payouts" reflect payments for phantom shares awarded in prior years.

                                A. George Battle
                                Bryant J. Brooks
                                Guy R. Henshaw

Performance Graph

     In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Center for Research in Security Prices ("CRSP") Total Return Index for the S&P 500 Stocks for the broad equity index, and a self-determined group of peer companies.

     The peer group consists of Acxiom Corporation; American Management Systems, Inc.; Barra, Inc.; Broderbund Software, Inc.; Hogan Systems, Inc.; HNC Software Inc.; and Inference Corporation. The Company does not believe there are any publicly traded companies which compete with the Company across the full spectrum of its product and service offerings. The companies in the peer group represent a variety of information and decision service providers and software developers which are in the same order of magnitude as the Company in revenue and market capitalization. Barra and Broderbund are headquartered near the Company's headquarters and compete with the Company for available technical staff.

Comparison of Five Year Cumulative Return


                                                   CRSP Index    Self-determined
Measurement Period      Fair, Isaac and Company,   for S&P 500     Peer Group
(Fiscal year covered)         Incorporated           Stocks           Index
--------------------------------------------------------------------------------
       9/92                       100                   100            100
       9/93                     169.8                 112.9          131.0
       9/94                     292.7                 117.1          159.6
       9/95                     481.0                 152.2          348.0
       9/96                     644.2                 183.3          379.0
       9/97                     737.2                 257.9          344.4

     The returns shown assume $100 invested on September 30, 1992 in the Company's stock, the CRSP Index for the S&P 500 Stocks (U.S. Companies) and the peer group index, with reinvestment of dividends. The reported dates are the last trading dates of the Company's fiscal year which ends on September 30.

Proposals to Amend the Fair, Isaac and Company, Incorporated Long-term Incentive Plan

     The 1992 Long-term Incentive Plan ("Plan") was originally adopted by the Company's Board of Directors on November 23, 1992, and approved by the Company's stockholders at the annual meeting held on February 2, 1993. Certain amendments to the Plan were adopted by the Board on November 21, 1995, and approved by the stockholders at the annual meeting held on February 6, 1996. An additional amendment to the Plan to permit certain gifts of non-qualified stock options ("NSO's") was adopted by the Board on December 23, 1996. This amendment did not require stockholder approval.

     On November 25, 1997, the Board of Directors unanimously adopted the following amendments to the Plan subject to stockholder approval:

     (a) to provide that the number of restricted shares, stock units and options available for grant under the Plan shall be increased each fiscal year (beginning with the fiscal year ending September 30, 1998) by a number equal to four percent of the number of shares of the Company's Common Stock outstanding on the last day of the preceding fiscal year; provided that the number of shares available for grants of incentive stock options ("ISOs") for the remaining term of the Plan shall not exceed 1,500,000 shares; and

     (b) to extend the date until which ISOs may be granted under the Plan to November 24, 2007.

     The Board of Directors recommends approval of the foregoing amendments to the Plan. The affirmative vote of a majority of the shares present and entitled to vote is required for approval. These amendments will be effective upon approval by the stockholders. The following description of the Plan is a summary only. Any stockholder who wishes to review the text of the Plan can obtain a copy by writing to the Company, Attention: Investor Relations.

Overview of the 1992 Incentive Plan

     The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by attracting and retaining eligible individuals with exceptional qualifications, by encouraging such individuals to focus on long-range objectives, and by linking participants directly to stockholder interests through increased stock ownership. While all awards since February 2, 1993 have been made under the Plan, awards made under prior plans will continue to be administered in accordance with those plans.

     The Plan provides for awards in the form of restricted shares, stock units or options which may be granted in tandem with stock appreciation rights ("SARs"), or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay at least the par value of such restricted shares to the Company. The Plan requires that the exercise price of any option granted under the Plan be at least equal to the fair market value of the Company's Common Stock on the date of grant. As of December 18, 1997, the fair market value of the Company's stock (defined by the Plan as the closing price of the Company's Common Stock as reported by the New York Stock Exchange) was $30.875 per share.

Administration and Eligibility

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee selects the individuals who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees and non-employee directors of the Company (or any subsidiary of the Company) are eligible to participate in the Plan, although incentive stock options ("ISOs") may be granted only to employees. The participation of non-employee Directors of the Company is limited to grants of non-qualified stock options, as described below. There are currently five non-employee directors and approximately 1,280 employees who are eligible to participate in the Plan.

     The Committee has full discretion to determine the size and condition of any award granted under the Plan, subject to an annual limitation on the total number of options that may be granted to any individual in any fiscal year. Therefore, the awards that will be received by each of the officers named in the Summary Compensation Table above, the executive officers as a group and all other employees under the amended Plan are not presently determinable. Details with respect to Plan awards granted during the last three years to such named officers are presented above in the Summary Compensation Table.

Shares Subject to the Incentive Plan

     The total number of restricted shares, stock units and options (which may be granted in combination with SARs) currently available for grant under the Plan is only 243,159 shares. There are options for a total of 1,297,110 shares outstanding, of which 313,100 are currently exercisable and 984,010 are not yet exercisable. Of those currently exercisable, options for 142,060 shares were granted under prior plans. However, those options, as well as those granted under the Plan, would become available for new awards under the Plan if they are forfeited or otherwise terminate prior to exercise. In addition, 9,033 shares of restricted stock, issued under the Plan, have not yet vested. If such shares are forfeited prior to vesting, these shares would also again become available for grant under the Plan. If all options currently outstanding are forfeited or otherwise terminate prior to exercise, and all shares of outstanding restricted stock are forfeited prior to vesting, 1,306,143 shares would be available for grant under the Plan.

     The proposed amendments provide that the number of shares available for grant be increased in each fiscal year by a number equal to four percent of the number of shares of the Company's Common Stock outstanding on the last day of the preceding fiscal year. On September 30, 1997, the close of the last fiscal year, there were 13,462,268 shares of Common Stock outstanding. Thus, if the amendments to the Plan are approved, an additional 538,490 shares would become available for grant under the Plan in the Company's 1998 fiscal year. Shares not granted would remain available for grants in future years. However, by law, the number of ISO's that can be granted under the Plan must be limited to a specified number. Accordingly, the proposed amendments provide that the number of shares that would be available for grants of ISOs during the remaining term of the Plan would be limited to 1,500,000 shares unless a greater number is subsequently approved by the stockholders.

     The Board believes that stock-based compensation--particularly stock options--is a valuable component of compensation for executives and outside directors in that it serves to align the interests of directors and management with those of the stockholders. In addition, the ability to grant options is an increasingly essential factor in allowing the Company to be competitive in the recruiting and retaining key technical and management employees. The Company recently commissioned a study comparing its use of stock-based compensation, primarily options, to the practices of other high-tech companies with which it competes for technical and managerial talent. That study showed that during the past three years, such California high-tech companies made net option grants (shares granted less shares forfeited) averaging 4.2 percent of shares outstanding while the Company's grants during the same period averaged only 2.0 percent of shares outstanding. That study also revealed that such other companies generally grant options to a greater percentage of employees than has been the Company's usual practice.

     Only 243,159 shares are currently available for grant under the Plan, or less than 1.8 percent of the Company's currently outstanding shares. This amount is not sufficient to cover grants at the same levels as in recent years to existing employees and expected new-hires. In addition, the Company would like to extend option grants to a greater percentage of its employees than it has done in the past. Accordingly, the Board recommends a vote FOR approval of the proposed amendments to the Plan so that the Company will have a sufficient number of shares available for option grants in order to remain competitive in recruiting and retaining the key employees required to support future growth.

Terms of Awards

     Restricted shares are shares of Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

     A stock unit represents the equivalent of one share of Common Stock and is nontransferable prior to the holder's death (except for certain transfers to a trustee). Vested stock units will be settled at the time determined by the Committee in the form of cash, Common Stock or a combination thereof. A holder of stock units has no voting rights or other privileges as a stockholder but is entitled to receive dividend equivalents on his or her units equal to the amount of dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination thereof. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment.

     Options may include non-qualified stock options ("NSOs") as well as ISOs intended to qualify for special tax treatment. The exercise price of any option under the 1992 Incentive Plan must be equal to or greater than the fair market value of the Common Stock on the date of grant. Both NSOs and ISOs may be granted in combination with SARs, or SARs may be added to outstanding NSOs at any time after the grant. A SAR permits the participant to elect to receive any appreciation in the value of the optioned stock directly from the Company, in shares of Common Stock or cash or a combination thereof, in lieu of exercising the option. The Committee has discretion to determine the form in which such payment will be made. The amount payable upon exercise of a SAR is measured by the difference between the market value of the optioned stock at exercise and the option exercise price. Generally, SARs may be exercised at any time after the underlying NSO or ISO vests. Upon exercise of a SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. The term of an ISO cannot exceed ten years. ISOs and SARs are nontransferable prior to the optionee's death; NSOs may be transferred to family members (including certain trusts) of the optionee.

     The exercise price of an option may be paid in any lawful form permitted by the Committee, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned by the optionee. The 1992 Incentive Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued directly to a securities broker approved by the Company who, in turn, sells these shares in the open market. The broker remits to the Company the proceeds from the sale of these shares, and the optionee receives the remaining option shares. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender approved by the Company. The broker or other lender will hold the shares as security and will extend credit for up to 50% of their market value. The loan proceeds will be paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Company at the time of exercise. The Committee may also permit optionees to satisfy their withholding tax obligation upon exercise of a NSO by surrendering a portion of their option shares to the Company. The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash.

     As noted above, the Committee determines the number of restricted shares, stock units or options (and any related SARs) to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the recipient's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the recipient's service. Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a change in control of the Company. Moreover, the Committee may determine that outstanding options and any related SARs will become fully vested if it has concluded that there is a reasonable possibility of a change in control within six months thereafter.

     For purposes of the 1992 Incentive Plan, the term "change in control" means
(1) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities, except by reason of a repurchase by the Company of its own securities, or (2) that a change in the composition of the Board of Directors occurs as a result of which fewer than one-half of the incumbent directors are directors who either had been directors of the Company 24 months prior to such change or were elected or nominated for election to the Board of Directors with the approval of at least a majority of the directors who have been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination.

Limit on Individual Awards

     The Plan limits the number of options that may be granted to any individual in any fiscal year to 50,000 shares. Under Section 162(m) of the Internal Revenue Code, the Company may not claim a deduction for tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in excess of $1 million per person per fiscal year. However, compensation arising out of the exercise of NSOs is deductible by the Company without limit if certain conditions are met including approval by stockholders of the material provisions of the plan (including the number of shares available for grant), administration by a committee composed entirely of outside directors, and a limit on the size of grants to any individual. The Board believes that options granted under the Company's 1992 Long-term Incentive Plan meet all of these conditions.

Non-Employee Directors

     The Plan provides for (a) a grant of options for 10,000 shares to each person who becomes an "Outside Director" on or after February 6, 1996 (the "Initial Grant") and (b) a grant of options for 1,000 shares to each "Outside Director" on the date of the annual meeting of stockholders provided such person has been an "Outside Director" since the prior annual meeting (the "Annual Grants"). Initial Grants vest in 20 percent increments on each of the first through fifth anniversary dates of such person becoming an Outside Director and expire ten years after grant. Annual Grants vest one year after grant and expire five years after grant. An "Outside Director" is defined by the Plan as "a member of the Board who is not a common-law employee of the Company or of a Subsidiary [of the Company]." The Plan further provides that the exercise price of all options so granted to Outside Directors shall be equal to 100 percent of the fair market value of the Company's Common Stock on the date of grant. The proposed amendments would not affect grants of options to Outside Directors.

Federal Income Tax Consequences of Options

     Neither  the   optionee   nor  the  Company  will  incur  any  federal  tax
consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or a NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied. Awards under the 1992 Incentive Plan may provide that if any payment (or transfer) by the Company to a recipient would be nondeductible by the Company for federal income tax purposes, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payment (or transfer) to be nondeductible.

Amendment and Adjustment of Grants

     The Committee is authorized, within the provisions of the 1992 Incentive Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

However, the Company has never "repriced" options previously granted. The 1992 Incentive Plan provides for appropriate adjustments in the number of shares available for future awards as well as the exercise price of and the number of shares covered by outstanding options in the event of a reclassification, stock split, combination of shares, stock dividend, extraordinary cash dividend or other recapitalization of the Company. In the event of a merger, awards will be subject to the agreement of merger or reorganization.

Amendment and Termination of Plan

     The Board of Directors may amend the 1992 Incentive Plan at any time and in any respect, subject to stockholder approval if required by law. The 1992 Incentive Plan will remain in effect until terminated by the Board of Directors, except that under the Plan as amended in 1995, no ISO may be granted after November 20, 2005.

     Under applicable federal regulations, ISOs may not be granted more than ten years after the adoption of a plan which is subsequently approved by the stockholders. The latest date for the grant of ISOs may be changed by subsequent Board and stockholder action to a date not more than ten years after such action. The amendments proposed by the Board of Directors would extend the date for grants of ISOs under the Plan to November 24, 2007.

Vote Required and Effective Date

     The Board of Directors recommends a vote FOR approval of the amendments to the Company's 1992 Long-term Incentive Plan to:

     (a) to provide that the number of restricted shares, stock units and options available for grant under the Plan shall be increased each fiscal year by a number equal to four percent of the number of shares of the Company's Common Stock outstanding on the last day of the preceding fiscal year; provided that the number of shares available for grants of incentive stock options ("ISOs") for the remaining term of the Plan shall not exceed 1,500,000 shares; and

     (b) to extend the date until which Incentive Stock Options may be granted under the Plan to November 24, 2007.

     The affirmative vote of a majority of the shares present and entitled to vote is required for approval. The amendments to the Plan will become effective upon approval by the stockholders.

Ratification of Independent Auditors

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP as the Company's independent auditors for the Company's current fiscal year ending September 30, 1998. KPMG Peat Marwick LLP has served as the Company's independent auditors since May 1991. Representatives of KPMG Peat Marwick LLP are expected to be present at the

Company's Annual Meeting with the opportunity to make statements and/or respond to appropriate questions from stockholders present at the meeting.

     The Board of Directors recommends a vote FOR the ratification of KPMG Peat Marwick LLP as the Company's independent auditors. A majority of the votes cast is required for ratification.

Other Business

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director, officer and greater than ten percent owner. Based on such information, the Company believes that all reports required by Section 16(a) to be filed by its directors, executive officers and greater than ten percent owners during the last fiscal year were filed on time.

Submission of Proposals of Stockholders

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received at the Corporate Secretary's Office, 120 North Redwood Drive, San Rafael, California 94903, no later than September 1, 1998, to be considered for inclusion in the proxy statement and form of proxy for that meeting.


                                             By Order of the Board of Directors

                                             Peter L. McCorkell
                                             Senior Vice President and Secretary

Dated: December 31, 1997

PROXY                       FAIR, ISAAC AND COMPANY                        PROXY
                                  INCORPORATED


                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING FEBRUARY 3, 1998

         The undersigned hereby appoints Robert M. Oliver, Larry E. Rosenberger and John D. Woldrich, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair, Isaac and Company, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 3, 1998, or any postponement or adjournment thereof.

                (Continued, and to be signed on the other side)

                                                            /X/   Please mark
                                                                  your votes
                                                                  as in this
                                                                   example

                                                 FOR            WITHHHOLD
                                                 ALL             FOR ALL
                                               NOMINEES          NOMINEES
1. Election of Directors                        BELOW             BELOW
                                               (except          (except
     If you wish to withhold                     as                as
     authority to vote for any                indicated)        indicated)
     individual nominee, strike a
     line through that nominee's
     name in the list below:                    /  /             /  /

A. George Battle, Bryant J. Brooks, Jr.,
H. Robert Heller, Guy R. Henshaw,
David S.P. Hopkins,
Robert M. Oliver, Larry E. Rosenberger,
Robert D. Sanderson and John D. Woldrich

I PLAN TO ATTEND THE MEETING     /  /


2. To approve amendments to the Company's 1992 Long-term Incentive Plan as described in the accompanying proxy statement.

         FOR /  /       AGAINST /  /       ABSTAIN /  /


3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year.

         FOR /  /       AGAINST /  /       ABSTAIN /  /


4. In their discretion upon such other business as may properly come before the meeting.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)


Signature(s)                                       Dated                , 1998
            ------------------------------------         ---------------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.